                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


                          For More Information Contact
                               Joseph J. Bouffard
                                 (410) 248-9130
                               BCSB Bankcorp, Inc.

                               BCSB BANKCORP, INC.
          ANNOUNCES RESULTS OF SUBSCRIPTION AND COMMUNITY OFFERING AND
                COMMENCEMENT OF SYNDICATED COMMUNITY OFFERING AND
                       REPORTS SEPTEMBER 30, 2007 RESULTS

BCSB Bankcorp, Inc. (NASDAQ: BCSB), holding company for Baltimore County Savings Bank, F.S.B., announced today that BCSB Bancorp, Inc. has received subscriptions for approximately 592,498 shares in its subscription and community offering. The number of shares subscribed for does not include shares to be purchased by the employee stock ownership plan. The subscription offering concluded on October 19, 2007. BCSB Bancorp also announced that it has commenced a syndicated community offering to complete the sale of shares. Subject to market conditions, independent appraiser review and regulatory approval, BCSB Bancorp expects to sell in the aggregate approximately 3,004,750 shares, which is the minimum of the offering range set forth in the prospectus dated August 24, 2007, in the subscription and community offering and the syndicated community offering. The syndicated community offering will be conducted through a syndicate of broker-dealers that will be managed by Sandler O'Neill & Partners, L.P. Neither Sandler O'Neill & Partners, L.P. nor any other member of the syndicate group will be required to purchase any shares in the offering. The terms and conditions of the syndicated community offering are more fully set forth in BCSB Bancorp's prospectus dated August 24, 2007, as supplemented.

The offering is being conducted in connection with the second-step conversion of Baltimore County Savings Bank, F.S.B. In order to consummate the offering, BCSB Bancorp must sell a minimum of 3,004,750 shares at $10.00 per share. Orders received in the subscription and community offering will be maintained by BCSB Bancorp, with interest on subscribers' funds continuing to accrue until completion of the offering. To facilitate the sale of the remaining shares, the Company has increased the stock purchase limitations as follows: the maximum amount that an individual, any individual together with any associates, and any group of persons acting in concert may purchase is now $1,500,000; the maximum amount that purchasers in the syndicated community offering may purchase is now $1,500,000; the maximum purchase of common stock in the offerings by a person, through one or more individual and/or joint deposit accounts, is now $1,500,000, and the maximum purchase of common stock in the subscription offering by a group of persons through a single deposit account is now $1,500,000. Subscribers who have submitted an order in the subscription and community offering for the previous maximum purchase of $500,000 of common stock are being given the opportunity to increase their orders to the new maximum limitations.

The completion of the offering remains subject to (i) confirmation by Feldman Financial Advisors, Inc. the Company's independent appraiser, of the Company's existing appraisal, and (ii) final regulatory approvals.

SEPTEMBER 30, 2007 RESULTS

BCSB Bankcorp, Inc. reported a net loss of $2.9 million or ($0.50) per basic and diluted share for the fiscal year ended September 30, 2007 as compared to a net loss of $7.4 million or ($1.26) per basic and diluted share for the fiscal year ended September 30, 2006. For the three months ended September 30, 2007 the Company reported a net loss of $306,000 or ($0.06) per basic and diluted share as compared to a net loss of $498,000 or ($0.08) per basic and diluted share for the three months ended September 30, 2006.

The loss for the fiscal year ended September 30, 2007 was primarily associated with the completion of the balance sheet restructuring that was previously announced by the Company in March 2007. As part of the restructuring, the Company elected to sell approximately $251 million of lower yielding loans and investment securities. Proceeds were used to pay off $73 million in debt, purchase approximately $85 million in higher yielding investments and fund a growing commercial loan portfolio. In conjunction with this restructuring, the Company realized pre-tax losses of $7.1 million. Also during the fiscal year ended September 30, 2007, the Bank received $3.4 million in insurance proceeds as a partial recovery of losses incurred resulting from a check-kiting fraud perpetrated against the Bank in June 2006. This fraud was the primary reason for the Company's $7.4 million loss for the Company's previous fiscal year which ended September 30, 2006.

The $306,000 net loss for the three months ended September 30, 2007 was due to $296,000 of expenses related to the check-kiting scheme previously reported and additional compensation expenses of approximately $150,000 related to an agreement with William M. Loughran, Executive Vice President and Chief Lending Officer, who is retiring after 34 years of service and will remain as a director. In addition, professional fees of approximately $150,000 were incurred for special, limited scope consulting and legal projects and FDIC premiums increased by approximately $200,000 from a new premium assessment methodology applicable in 2007. Net interest income for the three months ended September 30, 2007 increased by $345,000 as compared to the same period in 2006, primarily due to the recently completed balance sheet restructuring. The net loss of $498,000 for the three months ended September 30, 2006 was primarily due to the flat yield curve present at that time, which negatively affected the Company's net interest margin.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 and the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, real estate values, market conditions, the impact of interest rates on financing, and local and national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or laws of any such state or jurisdiction. The offer is made only by the prospectus and prospectus supplements. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         The summary financial information at and for the twelve months ended September 30, 2006 presented below is derived in part from our consolidated financial statements and is only a summary. You should read it in conjunction with the consolidated financial statements and notes contained in our Annual Report on Form 10-K for the year ended September 30, 2006. The information at and for the twelve months ended September 30, 2007 and for the three months ended September 30, 2007 and 2006 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring.


                               BCSB Bankcorp, Inc.
                         Summary of Financial Highlights
                 Consolidated Statements of Financial Condition


                                                               September 30,                September 30,
                                                                  2007                         2006
                                                                       (Dollars in Thousands)
ASSETS
Cash equivalents and time deposits                         $          76,116           $            11,837
Investment Securities                                                  3,970                       147,564
Loans and Mortgage Backed Securities                                 521,301                       579,252
Other Assets                                                          40,997                        47,204
                                                           -----------------           -------------------
TOTAL ASSETS                                               $         642,384           $           785,857
                                                           =================           ===================
LIABILITIES
Deposits                                                   $         558,460           $           604,845
Borrowings                                                            20,000                       118,473
Junior Subordinated Debentures                                        23,197                        23,197
Other Liabilities                                                      6,135                         5,921
                                                           -----------------           -------------------
TOTAL LIABILITIES                                                    607,792                       752,436
TOTAL STOCKHOLDERS' EQUITY                                            34,592                        33,421
                                                           -----------------           -------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                   $         642,384           $           785,857
                                                           =================           ===================

                      Consolidated Statements of Operations
                              (Dollars in Thousands
                             except per share data)

                                                              Twelve Months ended September         Three Months ended September
                                                                           30,                                       30,
                                                                2007                2006             2007                 2006
                                                                ----                ----             ----                 ----
Interest Income                                              $   39,112           $   39,995       $   9,252           $   10,339
Interest Expense                                                 25,517               25,776           5,632                7,064
                                                             ----------           ----------       ---------           ----------
Net Interest Income                                              13,595               14,219           3,620                3,275
Provision for Loan Losses                                           117                  194               0                   42
                                                             ----------           ----------       ---------           ----------
Net Interest Income After Provision for Loan Losses              13,478               14,025           3,620                3,233
Total Non-Interest Income                                       (5,335)                1,501             497                  336
Total Non-Interest Expenses                                      12,809               26,968           4,644                4,355
                                                             ----------           ----------       ---------           ----------
Loss Before Tax Benefit                                          (4,666)             (11,442)           (527)                (786)
Income Tax Benefit                                               (1,745)              (4,049)           (221)                (288)
                                                             ----------           ----------       ---------           ----------
Net Loss                                                     $   (2,921)          $   (7,393)      $    (306)          $     (498)
                                                             ==========           ==========       =========           ==========

Basic and Diluted Loss Per Share                             $    (0.50)          $    (1.26)      $   (0.06)          $   (0.08)
                                                             ==========           ==========       =========           ==========